Exhibit 10.65

NETAPP, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

(Effective as of July 14, 2011)

NetApp, Inc. (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, “Directors”) represents a powerful tool to attract, retain and reward Directors who are not employees of the Company (“Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding grants of equity and cash compensation to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 1999 Stock Option Plan (the “Plan”). Outside Directors will be solely responsible for any tax obligations they incur as a result of the equity and cash payments received under this Policy.

I. Equity Compensation

Outside Directors will be entitled to receive all types of awards (except Incentive Stock Options) under the Plan, including discretionary awards not covered under this Policy. All grants of awards to Outside Directors pursuant to Section II of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

A. Type of Award. Prior to the date upon an award is to become effective pursuant to this Policy, the Board or the Compensation Committee of the Board (the “Compensation Committee”) may determine the type of award or awards that an Outside Director will receive. Not all Outside Directors will be required to receive the same type or amount of awards under this Policy. In the absence of the Board or Compensation Committee making a determination as to the type of Award that is to be granted to an Outside Director under this Policy, the Outside Director will receive his or her award in the form of an Option. Any award granted pursuant to this Policy will be subject to the other terms and conditions of the Plan and form of award agreement previously approved for use under the Plan.

B. Value. For purposes of this Policy, “Value” means (i) with respect to any awards of Restricted Stock or Restricted Stock Units the product of (A) the Fair Market Value of one share of Common Stock on the grant date of such award, and (B) the aggregate number of shares of Restricted Stock or number of shares subject to or issuable pursuant to the Restricted Stock Units, and (ii) with respect to any option, the Black-Scholes option valuation methodology, or such other methodology the Board or Compensation Committee may determine prior to the grant of an award becoming effective, on the grant date of such award.

C. No Discretion. No person will have any discretion to select which Outside Directors will be granted awards under this Policy or to determine the number of shares of common stock to be covered by such awards (except as provided in Section I.(g) below).

II. GRANTING OF AUTOMATIC AWARDS

A. Initial Award.

1. Grant. Each individual who is first elected or appointed as an Outside Director on or after July 14, 2011, shall automatically be granted, on the date of such initial election or appointment (the “Initial Grant Date”), an award (the “Initial Award”) with an aggregate Value of $500,000. The award will be either (i) be a Non-Statutory Option to purchase shares of Common Stock; or (ii) if the Plan Administrator permits and such individual made a timely election in accordance with the terms of Section II.A.2 below, a Non-Statutory Option to purchase shares of Common Stock with a Value of $250,000 and a number of restricted stock units (“RSUs”) with a Value of $250,000. However, the Outside Director shall not receive any such award if he or she has previously been in the employ of the Corporation (or any Parent or Subsidiary).

2. Election to Receive Non-Statutory Option and/or Restricted Stock Units. On or before the day immediately preceding an Initial Grant Date or such earlier deadline as may be established by the Board, the Committee, or their respective designee, in its discretion (the “Initial Submission Deadline”), and if the Plan Administrator institutes an election program as described herein, an individual who may be granted an Initial Award may elect to receive such award in the form of a Non-Statutory Option and/or RSUs, as provided in Section II.A.1(ii) above. Any such election must be submitted to the Secretary of the Corporation or his or her authorized designee in the form and manner specified by the Secretary or designee, and shall become irrevocable effective as of the Initial Submission Deadline. An individual who fails to make a timely election with respect to his or her Initial Award (if any) in accordance with the terms of this Section shall receive any such award in the form of a Non-Statutory Option to purchase shares of Common Stock with a Value of $500,000, provided that he or she has not previously been in the employ of the Corporation (or any Parent or Subsidiary).

B. Annual Awards.

1. Grants. On the date of each Annual Stockholders Meeting, beginning with the 2011 Annual Meeting, but after any stockholder votes are taken on such date, each Outside Director who is to continue to serve as such shall automatically be granted an award (an “Annual Award”) of either: (i) a Non-Statutory Option to purchase 17,000 shares of Common Stock; or (ii) if the if the Plan Administrator permits and if the Outside Director made a timely election in accordance with the terms of Section II.B.2 below, a Non-Statutory Option to purchase 8,500 shares of Common Stock and 2,833 RSUs. In addition, each Outside Director who serves as the Lead Independent Director or as chairperson of the Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, or the Strategy Committee shall automatically be granted a Non-Statutory Option to purchase 3,000 shares of Common Stock (an “Annual Chairperson Option”). There shall be no limit on the number of Annual Awards or Annual Chairperson Options that an Outside Director may receive over his or her period of Board service.

2. Election to Receive Non-Statutory Option and/or Restricted Stock Units.

(i) General. On or before December 31 of each calendar year, or such earlier deadline as may established by the Board, the Committee, or their respective authorized designee, in its discretion (the “Annual Submission Deadline”) and if the if the Plan Administrator institutes an election program as described herein, each individual who is then an Outside Director may elect to receive any Annual Award to be granted to him or her in the immediately following calendar year in the form of a Non-Statutory Option and/or RSUs, as provided in Section II.B.1(ii) above. Any such election must be submitted to the Secretary of the Corporation or his or her authorized designee in the form and manner specified by the Secretary or designee, and shall become irrevocable effective as of the Annual Submission Deadline.

(ii) Default. An Outside Director who fails to make a timely election with respect to his or her Annual Award (if any) in accordance with the terms of this Section shall receive any such award in the form of a Non-Statutory Option to purchase 17,000 shares of Common Stock.

III. TERMS OF INITIAL, ANNUAL AWARDS, AND ANNUAL CHAIRPERSON OPTIONS

A. Award Agreement. Each award granted pursuant to this Policy (an “Automatic Award”) shall be evidenced by an agreement in such form as the Board, the Committee or their respective authorized designee shall determine, which complies with the terms specified below.

B. Automatic Options.

1. Exercise Price.

(i) The exercise price per share of each Non-Statutory Option granted under this Policy (an “Automatic Option”) shall be equal to one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

(ii) Such exercise price shall be payable in one or more of the alternative forms authorized under the Discretionary Option Grant Program of the Plan. Except to the extent the sale and remittance procedure specified thereunder is utilized, payment of the exercise price for any purchased shares must be made on the Exercise Date.

2. Option Term. Each Automatic Option shall have a term of seven (7) years measured from the option grant date.

3. Exercisability. Each Automatic Option shall be immediately exercisable for any or all of the shares subject to the option. However, any shares purchased under the Automatic Option shall be subject to repurchase by the Corporation, at the exercise price paid per share, upon the Optionee’s cessation of Board service prior to vesting in those shares.

4. Vesting. Subject to the other provisions of this Section:

(i) Initial Options. The shares subject to each Non-Statutory Option granted pursuant to an Initial Award shall vest, and the Corporation’s repurchase right with respect to those shares shall lapse, as follows: (a) five-elevenths (5/11) of such shares shall vest upon the Optionee’s completion of one (1) year of Board service measured from the option grant date, and (b) the remaining balance of the shares shall vest in a series of three (3) successive equal annual installments upon the Optionee’s completion of each additional year of Board service over the three (3) year-period measured from the first anniversary of the option grant date.

(ii) Annual Options and Annual Chairperson Options. The shares subject to each Non-Statutory Option granted pursuant to an Annual Award or Annual Chairperson Option shall vest, and the Corporation’s repurchase right with respect to those shares shall lapse, upon the Optionee’s continuation in Board service through the day immediately preceding the date of the next Annual Stockholders Meeting following the option grant date.

5. Effect of Cessation of Board Service. The following provisions shall govern the exercise of any Automatic Option held by the Optionee at the time the Optionee ceases to serve as a Board member:

(i) The Optionee (or, in the event of the Optionee’s death, the personal representative of the Optionee’s estate or the person or persons to whom the option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution) shall have a twelve (12)-month period following the date of such cessation of Board service in which to exercise any vested but unexercised portion of the option.

(ii) During such twelve (12)-month exercise period, the option may not be exercised in the aggregate for more than the number of shares of Common Stock in which the Optionee is vested at the time of his or her cessation of Board service.

(iii) Should the Optionee cease to serve as a Board member by reason of death or Permanent Disability, then all shares at the time subject to the option shall immediately vest so that the option may, during the twelve (12)-month exercise period following such cessation of Board service, be exercised for all or any portion of those shares as fully-vested shares of Common Stock.

(iv) In no event shall the option remain exercisable after the expiration of the option’s term. Upon the expiration of the twelve (12)-month exercise period following such cessation of Board service or (if earlier) upon the expiration of the option’s term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised. However, the option shall, immediately upon the Optionee’s cessation of Board service for any reason other than death or Permanent Disability, terminate and cease to be outstanding with respect to any and all shares in which the Optionee is not otherwise at that time vested.

C. Automatic Restricted Stock Units.

1. Value. On any date, an RSU granted under this Policy (an “Automatic RSU”) shall have a value equal to the Fair Market Value of a share of Common Stock.

2. Vesting. Subject to the other provisions of this Section:

(i) Initial Restricted Stock Units. Any RSUs granted pursuant to an Initial Award shall vest according to the following schedule: (a) five-elevenths (5/11) of the RSUs shall vest upon the Participant’s completion of one (1) year of Board service measured from the RSU grant date, and (b) the remaining balance of the RSUs shall vest in a series of three (3) successive equal annual installments upon the Participant’s completion of each additional year of Board service over the three (3) year-period measured from the first anniversary of the RSU grant date.

(ii) Annual Restricted Stock Units. Any RSUs granted pursuant to an Annual Award shall vest upon the Participant’s continuation in Board service through the day immediately preceding the date of the next Annual Stockholders Meeting following the RSU grant date.

(iii) Effect of Cessation of Board Service. If a Participant ceases to serve as a Board member for any reason other than due to death or Permanent Disability, then his or her Automatic RSUs which are not then vested shall never become vested or paid out and shall be immediately forfeited. If a Participant ceases to serve as a Board member by reason of death or Permanent Disability prior to the vesting of his or her Automatic RSUs, then one hundred percent (100%) of the RSUs shall immediately become vested, and subject to the terms and conditions of any deferral election made pursuant to Section III.C.4 below, payable.

3. Form and Timing of Payment of Automatic RSUs. Except as described in Section III.C.4 below, any Automatic RSUs that vest shall be paid in whole shares of Common Stock as soon as practicable after the date of vesting.

4. Deferral of Proceeds. The Board, the Committee or their respective authorized designee may, in its discretion, provide a Participant with the opportunity to defer the delivery of the proceeds of any vested Automatic RSUs that would otherwise be delivered to the Participant hereunder. Any such deferral election shall be subject to such rules, conditions and procedures as shall be determined by the Board, the Committee or their respective authorized designee, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A of the Code, unless otherwise specifically determined by the Board, the Committee or their respective designee. If a Participant elects to defer the proceeds of any vested Automatic RSUs in accordance with this Section, payment of the deferred vested Automatic RSUs shall be made in accordance with the terms of the deferral election.

D. Approval of Grants. Board approval of this Policy shall constitute pre-approval of each award grant made under this Policy on or after July 14, 2011, and the subsequent exercise or payment of that award in accordance with the terms and conditions of this Policy and the award agreement evidencing such grant.

E. Revisions. The Board or the Committee, in their respective discretion, may change and otherwise revise the terms of awards granted under this Policy for Outside Directors for awards granted on or after the date the Board or the Committee determines to make any such change or revision. For purposes of clarification, the changes or other revisions the Board or the Committee can make to this Policy include, but are not limited to, the number of shares of Common Stock subject to the awards, the type of awards granted, and the vesting and other conditions of the awards.

F. Corporate Transaction or Change in Control. In the event of a Corporate Transaction or Change in Control, awards granted to Outside Directors pursuant to this Policy will be treated as set forth in Section II of Article VI of the Plan.

G. Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the shares of Common Stock occurs on or after the July 14, 2011, the Board or the Committee, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will, if applicable, adjust the number and class of shares issuable pursuant to, and the class and price of shares covered by, the awards to be granted under this Policy.

* * *

IV. Cash Compensation

A. Annual Retainer Fee. The Company will pay each Outside Director an annual fee of $50,000 for serving on the Board (the “Annual Fee”). The Annual Fee will be paid in four equal installments on a quarterly basis with each quarterly payment paid on the first day of the applicable quarter and the first quarterly payment will be payable on the date of each Annual Stockholders Meeting to each Outside Director serving in such capacity as of such date, provided that no Annual Fee will be paid to an Outside Director who is not continuing as a Director following such applicable Annual Stockholders Meeting.

B. Lead Independent Director Fee. The Company will pay the Outside Director who serves as the Lead Independent Director an annual fee of $30,000 for service as such (the “Annual Lead Director Fee”). The Annual Lead Director Fee will be paid in four equal installments on a quarterly basis with each quarterly payment paid on the first day of the applicable quarter and the first quarterly payment will be payable on the date of each Annual Stockholders Meeting to each Outside Director serving in such capacity as of such date, provided that no Annual Lead Director Fee will be paid to an Outside Director who is not continuing as a Director following such applicable Annual Stockholders Meeting.

C. Committee Member Retainer Fee. The Company will pay each Outside Director who serves as a member of the Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, or the Strategy Committee the applicable annual fee for serving as a member of such committee set forth in the table below (the “Annual Committee Member Fee”). The Annual Committee Member Fee will be paid in four equal installments on a quarterly basis with each quarterly payment paid on the first day of the applicable quarter and the first quarterly payment will be payable on the date of each Annual Stockholders Meeting to each Outside Director serving in such capacity as of such date, provided that no Annual Committee Member Fee will be paid to an Outside Director who is not continuing as a Director following such applicable Annual Stockholders Meeting. The Annual Committee Member Fee for each committee will be:

Committee	Annual Committee Member Fee

Audit Committee	$15,000

Compensation Committee	$8,000

Corporate Governance and Nominating Committee	$5,000

Strategy Committee	$5,000

D. Committee Chairperson Retainer Fee. The Company will pay each Outside Director who serves as chairperson of the Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, or the Strategy Committee the applicable annual fee for serving as the chairperson set forth in the table below (the “Annual Chairperson

Fee”). The Annual Chairperson Fee will be paid in four equal installments on a quarterly basis with each quarterly payment paid on the first day of the applicable quarter and the first quarterly payment will be payable on the date of each Annual Stockholders Meeting to each Outside Director serving in such capacity as of such date, provided that no Annual Chairperson Fee will be paid to an Outside Director who is not continuing as a Director following such applicable Annual Stockholders Meeting. The Annual Chairperson Fee for each committee will be:

Committee	Annual Chairperson Fee

Audit Committee	$30,000

Compensation Committee	$16,000

Corporate Governance and Nominating Committee	$10,000

Strategy Committee	$10,000

E. Revisions. The Board or the Committee in its discretion may change and otherwise revise the terms of the cash compensation granted under this Policy, including, without limitation, the amount of cash compensation to be paid, on or after the date the Board or the Committee determines to make any such change or revision.

F. Section 409A. In no event will cash compensation payable pursuant to this Policy be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the end of the fiscal year in which Fees are earned, or (ii) March 15 following the calendar year in which the Fees are earned, in compliance with the “short-term deferral” exception to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended. The Policy is intended to comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

* * *